Exhibit 10.35

EXECUTION VERSION

OPTION AGREEMENT

This OPTION AGREEMENT (this ”Agreement”), is made and entered into effective as of March 28, 2019 (the “Effective Date”), by and between Dermavant Sciences GmbH, a company organized and existing pursuant to the laws of Switzerland having a principal place of business at Viaduktstrasse 8, Basel 4051, Switzerland (“DSG”) and Roivant Sciences GmbH, a company organized and existing pursuant to the laws of Switzerland having a principal place of business at Viaduktstrasse 8, Basel 4051, Switzerland, (“RSG”). Each of DSG and RSG may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, DSG owns the rights to, and has certain obligations in connection with, certain development stage pharmaceutical products, and the intellectual property rights, data and information related thereto (collectively, the “Products”), either directly or pursuant to certain license and collaboration agreements with Third Parties (“Third Party Licenses” and, together with the Products, the “Option Assets”), as more particularly set forth on Schedule 1;

WHEREAS, pursuant to the terms of this Agreement, the Parties intend that RSG will obtain from DSG, and DSG will grant to RSG, an option for RSG to acquire from DSG all right, title and interest in and to any or all of the Option Assets in Japan (the “Territory”);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings, and the terms defined elsewhere in this Agreement shall have the meanings therein given:

“Affiliates” For the purposes of this Agreement, “Affiliate” shall mean, (i) with respect to DSG, (x) prior to an acquisition of Dermavant Sciences Ltd., a company organized under the laws of Bermuda and its subsidiaries (“DSL”), by a Third Party (whether by merger, stock sale or other similar transaction), DSL, any of the wholly owned subsidiaries (whether direct or indirect) of DSL or any other entity that is directly or indirectly controlled by DSL and (y) on and after an acquisition of DSL by a Third Party, any other Person (other than RSG and its Affiliates) that directly or indirectly controls, is controlled by or is under direct or indirect common control with, DSG and (ii) with respect to RSG, any Person (other than DSG and its Affiliates) that directly or indirectly controls, is controlled by or is under direct or indirect common control with, RSG, in each case wherein the term “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the entirety of the management and policies of such Person. Notwithstanding anything to the contrary in this Agreement, for the purposes of this Agreement, RSG (and its Affiliates) and DSL and its subsidiaries (including DSG) shall not be deemed “Affiliates” of each other Party.

“Assignment Agreement” means the definitive agreement, in a form mutually acceptable to the Parties, pursuant to which DSG will assign to RSG, if applicable, its rights and obligations with respect to any or all of the Option Assets in the Territory pursuant to the terms of this Agreement.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by Law to be closed for business.

“Confidential Information” means any technical, business or other information provided by or on behalf of a disclosing Party to a receiving Party in connection with this Agreement, including information relating to the terms of this Agreement, information relating to the Option Assets, any development or commercialization of the Products, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, the terms of this Agreement shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto. Notwithstanding the foregoing, the confidentiality and non-use obligations with respect to any Confidential Information shall not include any information that: (a) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the receiving Party; (b) can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information; (c) is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information; (d) has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or (e) can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.

“Funding Agreement” means that certain funding agreement, dated July 10, 2018, between DSG and NovaQuest Co-Investment Fund VIII, L.P. (“NovaQuest”), pursuant to which NovaQuest funded in part DSG’s acquisition of rights to tapinarof.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“License Agreement” means the definitive agreement, in a form mutually acceptable to the Parties, pursuant to which DSG will exclusively license or sublicense to RSG, if applicable, its rights and obligations with respect to any or all of the Option Assets in the Territory pursuant to the terms of this Agreement.

“Option Period” means the period of time commencing on the Effective Date and ending on September 30, 2020.

“Person(s)” means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association, or other entity.

“Representative” means a Party’s and its Affiliates’ employees, officers, directors, consultants, and advisors.

“Rights Agreement” means (i) an Assignment Agreement, with respect to all Option Assets listed on Schedule 1 other than (A) tapinarof and (B) Option Assets licensed or otherwise acquired by DSG after the Effective Date and during the Term for which DSG reasonably determines with RSG’s consent, which consent shall not be unreasonably withheld, that an Assignment Agreement would be unduly burdensome as a result of third party or other constraints (“Alternative Arrangement Option Assets”), and (ii) a License Agreement or other suitable documentation, with respect to (A) tapinarof and (B) any Alternative Arrangement Option Assets.

“Third Party” means any Person other than a Party and its Affiliates.

ARTICLE II

EXCLUSIVE OPTION GRANT

2.1 Grant.

(a) In consideration for the rights granted in Section 2.1(b), RSG shall pay to DSG $1,047,240 within ten (10) Business Days after the Effective Date, which payment shall be nonrefundable upon receipt.

(b) Subject to the terms and conditions of this Agreement, DSG hereby grants to RSG an exclusive option, exercisable at RSG’s sole discretion during the Option Period by delivering written notice of such exercise to DSG, to acquire any or all of the Option Assets with respect to the Territory only, for an aggregate price of $40,000,000 (the “Acquisition Price”), pursuant to the execution of a definitive Rights Agreement (the “Option”). For the avoidance of doubt, the Option granted hereunder is limited to Option Assets with respect to the rights in the Territory in all cases.

(c) Notwithstanding the provisions of Section 2.1(b), if RSG elects to exercise the Option with respect to a portion, but not all, of the Option Assets in the Territory, then (i) RSG may elect to pay DSG for such applicable portion of the Option Assets the lesser of (A) the Acquisition Price and (B) the fair market value for such portion of the Option Assets in the Territory as determined by an independent third party valuation firm mutually agreeable to the Parties, with costs for such valuation to be borne equally by both Parties, and (ii) RSG shall retain an Option to acquire the remainder of the Option Assets in the Territory for an amount equal to either (A) the amount by which the Acquisition Price exceeds the fair market value of the portion of the Option Assets in the Territory previously purchased, if applicable, or (B) if the fair market value of the portion of the Option Assets in the Territory previously purchased exceeds the Acquisition Price, the fair market value for such remaining portion of the Option Assets in the Territory as determined by an independent third party valuation firm mutually agreeable to the Parties, with costs for such valuation to be borne equally by both Parties.

(d) In the event RSG elects to exercise the Option and DSG is obligated to pay any termination, break or similar fee to a Third Party as a result, RSG shall pay to DSG or, at the direction of DSG, to the applicable Third Party, such termination, break or similar fee in an amount up to one million dollars ($1,000,000).

2.2 [Reserved].

2.3 Ordinary Course. During the Option Period, the Exclusive Negotiation Period, and any extension thereof, DSG shall not enter into any definitive agreement with respect to, or make commitments that could impair DSG’s rights in, the Option Assets in the Territory, except as contemplated by this Agreement, without prior approval of RSG.

2.4 Exercise of Option. RSG may exercise the Option by delivering to DSG during the Option Period written notice of RSG’s exercise of the Option and intent to enter into the Rights Agreement.

2.5 No Obligation. RSG has no obligation or commitment to exercise its Option hereunder. However, in the event RSG does so elect to exercise its Option hereunder, then it shall be obligated to finalize in good faith and enter into the Rights Agreement within the Exclusive Negotiation Period as contemplated by Section 3.1.

2.6 Reasonable Assistance. During the Option Period, DSG shall provide reasonable cooperation with and assistance to RSG in connection with RSG’s evaluation of the Option Assets in order for RSG to evaluate whether to exercise the Option, including the provision of reasonable access to DSG’s Representatives, facilities, and books and records. Such information, documents, and materials may include design, manufacturing, clinical, marketing, sales, quality, regulatory, and financial information and all other documents, materials, and other information (whether tangible or intangible) evidencing or relating to any Option Asset.

ARTICLE III

EXCLUSIVE NEGOTIATION

3.1 Exclusive Negotiation. Within thirty (30) days after RSG exercises the Option pursuant to Section 2.3 (the “Exclusive Negotiation Period”), DSG and RSG shall enter into a definitive Rights Agreement mutually acceptable to the Parties. The Parties may extend the Exclusive Negotiation Period upon mutual written consent.

ARTICLE IV

CONFIDENTIALITY

4.1 Confidentiality Obligations. For a period of five (5) years after a Party’s disclosure of Confidential Information, the other Party shall:

(a) Not disclose any Confidential Information without disclosing Party’s prior written consent, except that non-disclosing Party may disclose such Confidential Information to its Affiliates and Representatives who:

(i) in the case of RSG, have a need to know the Confidential Information in order for RSG to conduct its evaluation of the Option Assets pursuant to this Agreement;

(ii) have been apprised of the requirements and restrictions of this Article IV; and

(iii) are themselves bound by written nondisclosure agreements with the non-disclosing Party that are at least as restrictive as those set forth in this Article IV.

(b) Promptly notify the disclosing Party if the non-disclosing Party becomes aware of any loss or disclosure of such Confidential Information.

4.2 Exception. Notwithstanding Section 4.1, DSG shall be permitted to share the existence and terms of this Agreement to Third Parties in connection with potential transactions relating to the Option Assets, to applicable licensors of the Option Assets under Third Party Licenses, or to current or potential lenders, investors or strategic partners, in each case in the discretion of DSG, provided that such Third Parties must be subject to confidentiality and use provisions at lease as restrictive as those contained herein. RSG and DSG shall further be permitted to make any disclosures of Confidential Information, including the terms and conditions of this Agreement, as may be required by applicable law, including as required by applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) or applicable stock exchanges.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

5.1 Mutual Representations and Warranties. Each Party represents, warrants and covenants to the other party that:

(a) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b) it has, and throughout the Term shall retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by a Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and

(d) when executed and delivered by the Party, this Agreement shall constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

5.2 DSG’s Representations and Warranties. DSG represents, warrants and covenants that, subject to and as limited by the terms and conditions of applicable Third Party Licenses and any other agreements between DSG and its Affiliates on the one hand and RSG and its Affiliates on the other:

(a) It is the sole and exclusive legal and beneficial owner/has sole and exclusive control (by ownership, license, or otherwise) of the entire right, title, and interest in and to the Option Assets;

(b) It has not granted any licenses or other rights under, in or to the Option Assets, and, throughout the Term, shall retain the unconditional and irrevocable right, power, and authority to grant the Option and assignment to the Option Assets in the Territory contemplated hereunder;

(c) Neither its performance of any of its obligations under this Agreement nor the assignment of the Option Assets in the Territory to RSG contemplated hereunder does or shall at any time:

(i) conflict with or violate any applicable law;

(ii) require the consent, approval, or authorization of any governmental or regulatory authority or other Third Party; or

(iii) require the provision of any payment or other consideration to any Third Party;

(d) It is, and throughout the Term shall remain, under no obligation, that does or will conflict with or otherwise affect this Agreement, including any of DSG’s representations, warranties, or obligations or RSG’s rights or licenses hereunder; and

(e) There neither are nor at any time during the Term will be any encumbrances, liens, or security interests involving any Option Assets, other than pursuant to the Security Agreements (as defined in the Funding Agreement) in respect of tapinarof.

ARTICLE VI

TERM AND TERMINATION

6.1 Term. This Agreement is effective as of the Effective Date and, unless terminated earlier in accordance with Section 6.2, will continue in full force and effect until the expiration of the Option Period (“Term”).

6.2 Termination.

(a) RSG may terminate this Agreement at any time without cause, and without incurring any obligation, liability, or penalty by reason of such termination on giving DSG not less than ten (10) Business Days prior written notice. For the avoidance of doubt, such termination shall not relieve RSG of its obligations under Sections 2.1(d), 2.5 or 3.1.

(b) Either Party may terminate this Agreement effective upon written notice to the other Party if the other Party materially breaches this Agreement and, if such breach is curable, fails to cure such breach within thirty (30) days after the non-breaching party’s notice of such breach.

6.3 Survival. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination. Such termination shall not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement. Without limiting the foregoing, the rights and obligations of the Parties set forth in this Section 6.3 and Article I, Sections 2.1(d), 2.6, and 3.1, Article IV and Article VII will survive any such termination or expiration.

ARTICLE VII

MISCELLANEOUS

7.1 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if delivered personally, sent by facsimile, pdf, or electronic mail (that is promptly confirmed personally or by delivery and read receipts), sent by internationally-recognized courier or sent by registered or certified mail, postage prepaid, addressed as follows:

if to RSG, to:

Roivant Sciences GmbH

Viaduktstrasse 8

Basel 4051

Switzerland

Attn: VP, Head of Global Transactions

With copy to:

Roivant Sciences, Inc.

320 West 37th Street

5th Floor

New York, NY 10018

Attn: General Counsel

if to DSG, to:

Dermavant Sciences GmbH

Viaduktstrasse 8

Basel 4051

Switzerland

Attn: VP, Head of Global Transactions

with copy to:

Dermavant Sciences, Inc.

359 Blackwell Street, Suite 240

Durham, NC 27701

Attn: General Counsel

7.2 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

7.3 Entire Agreement. This Agreement constitutes the final agreement between the Parties with respect to the subject matter contained herein, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the Parties with respect to the matters contained herein are superseded by this Agreement.

7.4 Amendments. This Agreement may not be amended, modified or changed except by an instrument in writing signed by both Parties.

7.5 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. The signatures of both Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile, pdf or email that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

7.6 Successors and Assigns. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by DSG, without the written consent of RSG. RSG is permitted to assign or otherwise transfer this Agreement or any right or obligation hereunder to any Affiliate. Any attempted assignment not in accordance with this Section 7.6 shall be void. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

7.7 Interpretation. In this Agreement, unless otherwise specified:

(a) “includes” and “including” shall mean respectively includes and including without limitation;

(b) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; and

(c) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear.

7.8 Further Assurances. Each Party shall, and shall cause their respective Affiliates to, upon the reasonable request of the other party, promptly execute and deliver such further documents and instruments and take such further actions, necessary to give full effect to the terms of this Agreement.

7.9 Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither Party has authority to contract for or bind the other party in any manner whatsoever.

7.10 No Public Statements. Neither Party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement, or, unless expressly permitted under this Agreement, otherwise use the other party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship in each case, without the prior written consent of the other party, which may not be unreasonably withheld or delayed. For the avoidance of doubt, this Section shall not limit RSG, DSG or their respective Affiliates from making any disclosures as may be required by applicable law, including as required by applicable rules and regulations of the SEC or applicable stock exchanges.

7.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

7.12 Arbitration.

(a) The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. Subject to Section 7.13, in the event the Parties cannot resolve such dispute, controversy or claim within a period of thirty (30) days, then the matter shall be referred to designated senior executives of the Parties for resolution. The initial designated senior executive for RSG shall be the President, Roivant Pharma (or comparable position) and for DSG shall be the Chief Executive Officer of Dermavant Sciences, Inc. Each Party shall be entitled to name substitute senior executives upon written notice to the other Party.

(b) Except as expressly set forth in Section 7.13, if, after going through this procedure, the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim (as defined below) shall be finally resolved by binding arbitration administered by JAMS pursuant to JAMS’ Streamlined Arbitration Rules and Procedures then in effect (the “JAMS Rules”).

(c) The arbitration shall be conducted by a panel of three (3) neutral arbitrators experienced in the pharmaceutical business, none of whom shall be a current or former employee or director, or a current stockholder, of either Party or any of their respective Affiliates or any (sub)licensee thereof: within thirty (30) days after initiation of arbitration, each Party shall select one (1) person to act as arbitrator and the two (2) Party-selected arbitrators shall select a third (3rd) arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third (3rd) arbitrator, the third (3rd) arbitrator shall be appointed by JAMS. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English. Within thirty (30) days after selection of the third arbitrator, the arbitrators shall conduct the Preliminary Conference (as defined in the JAMS Rules). In addressing any of the subjects within the scope of the Preliminary Conference, the arbitrators shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the arbitration. The award rendered by the arbitrators shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(d) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(e) Except to the extent necessary to confirm or enforce an award or as may be required by law, neither Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of the other Party. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(f) The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

(g) As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns (i) the construction, scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

7.13 Equitable Relief.

(a) Notwithstanding Section 7.12, to the fullest extent provided by applicable law, either Party may bring an action in any state or federal court of competent jurisdiction in the County of New York, State of New York for preliminary or permanent injunctive relief, or seeking any provisional remedy, to protect a Party’s rights or enforce a Party’s obligations under this Agreement pending final resolution of any claims related thereto pursuant to the dispute resolution procedure set forth in Section 7.12.

(b) In addition, notwithstanding Section 7.12, each Party shall have the right to bring an action in any state or federal court of competent jurisdiction to seek specific performance of the other Party’s obligations under this Agreement.

7.14 Jurisdiction. Subject to Sections 7.12 and 7.13, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the County of New York, State of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

7.15 Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DERMAVANT SCIENCES GMBH		ROIVANT SCIENCES GMBH

By:	/s/ Sascha Bucher	By:	/s/ Marianne L. Romeo
Name:	Sascha Bucher	Name:	Marianne L. Romeo
Title:	Head of Transactions	Title:	Managing Director

SCHEDULE 1

OPTION ASSETS

1.

That certain License Agreement, dated as of November 19, 2015, by and between DSG (as successor-in-interest to Roivant Sciences Ltd.) and Eisai Co., Ltd., in respect of RVT-501, as may be amended from time to time, and solely as it relates to the Territory.

2.

That certain License Agreement, dated as of December 16, 2016, by and between Portola Pharmaceuticals, Inc. and DSG, in respect of RVT-502, as may be amended from time to time, and solely as it relates to the Territory.

3.

That certain License Agreement, dated as of September 19, 2017, by and between AstraZeneca AB and DSG (as successor-in-interest to RSG), in respect of RVT-503, as may be amended from time to time, and solely as it relates to the Territory.

4.

That certain Asset Purchase Agreement, dated as of July 10, 2018, by and among Glaxo Group Limited, GlaxoSmithKline Intellectual Property Development Ltd., and DSG, in respect of tapinarof, as may be amended from time to time, and solely as it relates to the Territory.

5.

That certain License Agreement, dated as of January 31, 2018, by and between TheraVida, Inc. and DSG (as successor-in-interest to Roivant Sciences GmbH), in respect of DMVT-504, as may be amended from time to time, and solely as it relates to the Territory.

6.

All right, title and interest in and to RVT-501, RVT-502, RVT-503, DVMT-504 and tapinarof, including all intellectual property rights, know-how and data related thereto, in addition to the Third Party Licenses listed above, solely as its relates to the Territory.

7.

All right, title and interest in and to any other pharmaceutical products or compounds, including all intellectual property rights, know-how and data related thereto, licensed or otherwise acquired by DSG after the Effective Date and during the Term, solely as its relates to the Territory.